Exhibit 10.1

MONARCH FINANCIAL REPURCHASES

STOCK WARRANTS FROM THE U.S. TREASURY

Chesapeake, VA - Monarch Financial Holdings , Inc. (Nasdaq: MNRK), the bank holding company for Monarch Bank, reported it had finalized the repurchase of common stock warrants related to preferred stock issued to the U.S. Treasury. The company purchased the remaining warrants for 132,353 common shares in a negotiated transaction for $260,000, and as a result of the Warrant repurchase, the Company has no securities issued or outstanding to the Treasury and is no longer participating in the Treasury’s Capital Purchase Program. The company had previously redeemed the $14.7 million in preferred stock issued on December 23, 2009.

“We are pleased to have repaid the U.S. Taxpayers a total return of 6.61% interest on an annualized basis for the capital invested in Monarch.”, stated Brad E. Schwartz, Chief Executive Officer of Monarch Bank. “Unlike the bailouts heard in the press and on the nightly news over the past year, this investment has not only been repaid in full, but has been repaid with a solid return to the taxpayers.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with eight banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have twenty-three offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). Shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK” and “MNRKP”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	February 16, 2010